Exhibit 99.1

Focus Enhancements, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Net revenue	$8,457	$6,133	$15,590	$11,588
Cost of revenue	4,670	3,744	9,138	7,444
Gross margin	3,787	2,389	6,452	4,144

Operating expenses:
Sales, marketing and support	2,548	1,751	4,622	3,175
General and administrative	1,065	994	1,980	1,995
Research and development	2,866	3,341	5,847	7,283
Amortization of intangible assets	127	127	254	276
	6,606	6,213	12,703	12,729
Loss from operations	(2,819)	(3,824)	(6,251)	(8,585)
Interest expense, net	(292)	(68)	(491)	(81)
Value of derivative security	—	—	(4,000)	—
Change in value of derivative security	(1,761)	—	(1,361)	—
Other income (expense), net	(2)	(40)	68	(40)
Loss before income tax expense	(4,874)	(3,932)	(12,035)	(8,706)
Income tax expense	—	7	9	11
Net loss	$(4,874)	$(3,939)	$(12,044)	$(8,717)

Net loss per share
Basic and diluted	$(0.07)	$(0.07)	$(0.18)	$(0.15)

Weighted average number of shares used in per share calculations:
Basic and diluted	68,755	59,893	68,455	59,487